UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

                                                 SEC FILE NUMBER: 000-09908
                                                 CUSIP NUMBER:  692713 10 0

 (Check One): |_| Form 10-K    |_| Form 20-F   |_| Form 11-K   |X| Form 10-Q
              |_| Form 10-D    |_| Form N-SAR  |_| Form N-CSR

              For Period Ended: June 30, 2010

              [ ] Transition Report on Form 10-K
              [ ] Transition Report on Form 20-F
              [ ] Transition Report on Form 11-K
              [ ] Transition Report on Form 10-Q
              [ ] Transition Report on Form N-SAR

              For the Transition Period Ended: ____________________________


PART I - REGISTRANT INFORMATION


TOMI Environmental Solutions, Inc
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Full Name of Registrant



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Former Name if Applicable


9454 Wilshire Blvd., Penthouse
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Address of Principal Executive Office (Street and Number)


Beverly Hills, CA 90212
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)


     :(a) The reason described in reasonable detail in Part III of this form
     :    could not be eliminated without unreasonable effort or expense;
     :
     :(b) The subject annual report, semi-annual report, transition report on
     :    Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or
     :    portion thereof, will be filed on or before the fifteenth calendar day
 [X] :    following the prescribed due date; or the subject quarterly report or
     :    transition report on Form 10-Q or subject distribution report on
     :    Form 10-D, or portion thereof, will be filed on or before the fifth
     :    calendar day following the prescribed due date; and
     :
     :(c) The accountant's statement or other exhibit required by Rule 12b-25(c)
     :    has been attached if applicable.


PART III - NARRATIVE

     The registrant is in the process of preparing and reviewing the financial information of the Company for the quarter period ended June 30, 2010. The completion of the required report could not be accomplished without incurring undue hardship and expense. The financial statements will be finalized in the next few days at which time the report will be filed. The registrant undertakes the responsibility to file such report filed on or before the fifth calendar day following the due date.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

          Halden Shane          (800)              525-1698
          -------------      -----------      ------------------
             (Name)          (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
    identify report(s).   Yes [X]    No [ ]

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
    Yes [ ]    No [X]

                     TOMI Environmental Solutions, Inc.
                --------------------------------------------
                (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: August 16, 2010                  By: /s/ Halden Shane
                                          ---------------------------------
                                               Halden Shane
                                               Chief Executive Officer